Exhibit 99.1

Email to Alpine Service Providers [including contractors embedded with our staff, i.e., HR, IT]

Colleagues,

Earlier today, we announced that Alpine Immune Sciences has entered into a definitive agreement to be acquired by Vertex Pharmaceuticals Incorporated. Below is the email Mitch sent to employees announcing this news.

As a key member of the Alpine team, we wanted to confirm that our work at Alpine continues as usual. Between the signing and closing, Alpine and Vertex remain separate independent companies. We currently anticipate that the tender offer and acquisition will be completed in the second quarter of 2024. We will be in touch with further information as details about the integration are finalized.

For additional information, you can consult the FAQs we’ll be posting on our intranet. If you have additional questions, please feel free to contact me.

Thank you for your continued commitment to Alpine.

Best,

*****************

Dear All,

Just a few minutes ago, we announced that Alpine Immune Sciences has entered into a definitive agreement to be acquired by Vertex Pharmaceuticals Incorporated. This is an exciting day for us, and a recognition of almost a decade of hard, creative work by our team.

I’m sure you will all have questions about this, and we have scheduled an All-Employees Meeting at 3:00 pm in the Portage Bay Conference Room (and by Zoom) to discuss it further. Vertex will be holding their conference call at 1:30pm today. I highly encourage you to listen to it as they highlight the work we have done at Alpine (www.vrtx.com). In the meantime, I can lay out some of the background for you here.

The sale to Vertex was carefully considered by the Alpine leadership team and our Board of Directors. We have known for some time that, in order to make our remarkable product candidates available to the largest number of patients, as quickly as possible, we would need access to greatly expanded resources, a huge team, and a global footprint. Vertex brings all of those, and more.

In addition, they are good people. We have gotten to know the team at Vertex, and those discussions have been uniformly friendly, collaborative, and productive. Their team reminds me of ours, and I think you all know what high praise that is coming from me.

On Friday, senior members of the Vertex team will be visiting Alpine. I know they are looking forward to meeting you and to speaking to our group, so there will be another all-employee meeting scheduled for that event. To give you an idea of their level of commitment, the Vertex team visiting us will among others, Jeff Leiden, Executive Chairman, and Reshma Kewalramani, President and CEO, along with key members of the Vertex integration team.

On a personal note, this is an emotional day for me. As with all startups, Alpine has been through a number of twists and turns since we began back in 2015. Our team has done a tremendous job in demonstrating povetacicept’s potential in a very short time frame since beginning clinical trials less than two and a half years ago. I am honored and humbled that all of you have joined us along the way, and poured so much energy and skill into getting us to this point. To see that all recognized in this manner by Vertex, by a group that I hold in such high regard, is validating.

Details of the integration plan still need to be fleshed out, and we will communicate with you as we learn them. For now, I ask for your patience and continued hard work. It’s important that we continue the work on our clinical programs as well as discovery efforts.

Look forward to seeing everyone soon at the all-employee meeting. And congratulations to you all, this is a tremendous recognition of your work!

Mitch

Cautionary Notice Regarding Forward-Looking Statements

This communication contains forward-looking statements relating to the proposed acquisition of Alpine Immune Sciences, Inc. (“Alpine”) by Vertex Pharmaceuticals Incorporated (“Vertex”). These forward-looking statements are not based on historical fact and include statements regarding the ability of Alpine and Vertex to complete the transactions contemplated by the Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the tender offer (the “offer”) contemplated thereby and the other conditions set forth in the Merger Agreement, statements about the expected timetable for completing the transaction, Alpine and Vertex’s beliefs and expectations and statements about the benefits sought to be achieved by Vertex’s proposed acquisition of Alpine, the potential effects of the acquisition on both Alpine and Vertex, and the possibility of any termination of the Merger Agreement. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions, among others. These forward-looking statements are based on current assumptions that involve risks, uncertainties, and other factors that may cause actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to future events and trends that Alpine believes may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs of Alpine. There can be no guarantee that such expectations and projections will prove accurate in the future.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Alpine’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated thereby may not be satisfied or waived; the effects of disruption from the transactions contemplated by the Merger Agreement on Alpine’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; and the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability. Moreover, Alpine operates in a very competitive and rapidly changing environment, and new risks emerge from time to time. Although Alpine believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future events, results, actions, levels of activity, performance or achievements, business and market conditions, the timing and results of any developments and whether the conditions to the closing of the proposed acquisition are satisfied on the expected timetable or at all. Other risks that may affect the future results of Alpine and Vertex are identified in their respective filings with the Securities and Exchange Commission (the “SEC”). These forward-looking statements speak only as of the date they are made, and Alpine and Vertex undertake no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

Additional Information about the Acquisition and Where to Find It

The offer referenced in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Vertex and the Purchaser will file with the SEC upon commencement of the offer. A solicitation and offer to buy outstanding shares of Alpine will only be made pursuant to the tender offer materials that Vertex and the Purchaser intend to file with the SEC. At the time the offer is commenced, Vertex and the Purchaser will file with the SEC tender offer materials on Schedule TO, and Alpine will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF ALPINE ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF ALPINE SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal) will be made available to all stockholders of Alpine at no expense to them under the “Investors” section of Vertex’s website at https://investors.vrtx.com/financial-information/sec-filings or by email at Investorinfo@VRTX.com, or by directing requests for such materials to the information agent for the offer, which will be named in the tender offer materials, and (once they become available) the tender offer materials as well as the Solicitation/Recommendation Statement will be mailed to the stockholders of Alpine free of charge. Copies of the documents filed with the SEC by Alpine will be available free of charge on Alpine’s website, ir.alpineimmunesciences.com, or by contacting Alpine’s investor relations department at ir@alpineimmunesciences.com. The information contained in, or that can be accessed through, Vertex’s website and Alpine’s website is not a part of or incorporated by reference herein. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Vertex and Alpine file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read any reports, statements, or other information filed by Vertex and Alpine with the SEC for free on the SEC’s website at www.sec.gov.